Exhibit 99.1
             CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2016 FINANCIAL RESULTS

Atlanta, Georgia February 16, 2017 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the fourth quarter and year ended December 31, 2016.

Fourth Quarter and Year Ended 2016 Financial Highlights:

•	Net sales of $123.1 million decreased 2.6% over the prior-year fourth quarter; year-to-date net sales of $475.2 million decreased 2.3% over the prior year.

•	Net income of $20.4 million decreased 27.9% over the prior-year fourth quarter; year-to-date net income of $86.3 million decreased 18.7% over the prior year.

•	Adjusted EBITDA of $28.6 million decreased 20.3% over the prior-year fourth quarter; year-to-date Adjusted EBITDA of $116.5 million decreased 13.0% over the prior year.

•	Earnings per unit was $0.49 in the fourth quarter, a decrease of 29.0% over the prior-year fourth quarter; year-to-date earnings per unit of $2.08 decreased 19.4% over the prior-year.

•	Quarterly distribution declared per unit of $0.5670, increased 1.7% over the prior-year fourth quarter;

•
Net cash provided by operating activities of $24.3 million decreased 48.5% over prior-year fourth quarter; year-to-date net cash provided by operating activities of $128.3 million decreased by 14.6% over the prior-year.

•
Distributable cash flow of $10.9 million decreased 34.7% over the prior-year fourth quarter; year-to-date distributable cash flow of $49.8 million decreased 10.6% over the prior-year. The distribution coverage ratio was 0.96 and 1.10 for the fourth quarter and year ended 2016; and 1.50 and 1.27 for the fourth quarter and year ended 2015.

Kirk Milling, CEO, commented “Despite challenges we encountered in the fourth quarter and earlier in the year, our results were in line with our 2016 outlook.  The capital investments we have been making enabled us to increase our sales volume 3% for the year helping to offset the impact from lower global soda ash prices.  Fourth quarter results were adversely impacted by a number of unique operational issues that drove production levels well below our expectations. Extreme weather conditions led to lower on-stream time for our production units and we lost a significant amount of ore production for a 10-day period due to temporary operational modifications we were required to make by MSHA.”

“Looking into 2017, we’ve made good strides to lower our cost of goods sold and improve the efficiency and productivity of our Green River operations. Both of those should more than offset the headwinds we will experience from lower net prices in North and South America. We also have encouraging signs of market strength in Asia and anticipate higher prices at least through the first half of the year.”

2017 Outlook:

•	We expect our soda ash total volume sold to increase 1% to 3%.

•	We expect international prices to be flat to up 3%.

•	We expect domestic pricing to be flat to down 3%.

•	Maintenance of business capital expenditures are planned to be in the range of $12 to $15 million.

•	Expansion capital expenditures are planned to be in the range of $23 to $28 million.

Financial Highlights	Three Months Ended December 31,			Years Ended December 31,
($ in millions, except per unit amounts)	2016	2015	% Change	2016	2015	% Change

Soda ash volume produced (millions of short tons)	0.674	0.679	(0.7)%	2.695	2.663	1.2%
Soda ash volume sold (millions of short tons)	0.702	0.704	(0.3)%	2.736	2.655	3.0%
Net sales	$123.1	$126.4	(2.6)%	$475.2	$486.4	(2.3)%
Net income	$20.4	$28.3	(27.9)%	$86.3	$106.2	(18.7)%
Net income attributable to CINR	$9.9	$13.9	(28.8)%	$41.4	$51.5	(19.6)%
Basic and Diluted Earnings per Unit	$0.49	$0.69	(29.0)%	$2.08	$2.58	(19.4)%
Adjusted EBITDA (1)	$28.6	$35.9	(20.3)%	$116.5	$133.9	(13.0)%
Adjusted EBITDA attributable to CINR(1)	$14.1	$17.9	(21.2)%	$57.2	$66.2	(13.6)%
Net cash provided by operating activities (1)	$24.3	$47.2	(48.5)%	$128.3	$150.2	(14.6)%
Distributable cash flow attributable to CINR(1)	$10.9	$16.7	(34.7)%	$49.8	$55.7	(10.6)%
Distribution coverage ratio (1)	0.96	1.50	(36.0)%	1.10	1.27	(13.4)%

(1) See non-GAAP reconciliations

FOURTH QUARTER AND YEAR ENDED 2016 FINANCIAL AND OPERATING RESULTS

Three Months Ended December 31, 2016 compared to Three Months Ended December 31, 2015
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods:

	Three Months Ended December 31,		Percent Increase/(Decrease)
($ in millions, except per ton data)	2016	2015

Net sales ($ in millions):
Domestic	$48.3	$48.5	(0.4)%
International	$74.8	$77.9	(4.0)%
Total net sales	$123.1	$126.4	(2.6)%
Sales volumes (thousands of short tons):
Domestic (thousands of short tons)	222.9	214.3	4.0%
International (thousands of short tons)	479.5	490.0	(2.1)%
Total soda ash volume sold (thousands of short tons)	702.4	704.3	(0.3)%
Average sales price (per short ton):
Domestic	$216.62	$226.20	(4.2)%
International	$156.06	$159.09	(1.9)%
Average	$175.27	$179.51	(2.4)%
Percent of net sales:
Domestic sales	39.2%	38.4%
International sales	60.8%	61.6%
Total percent of net sales	100.0%	100.0%

Net sales. Net sales decreased by 2.6% to $123.1 million for the three months ended December 31, 2016 compared to $126.4 million for the three months ended December 31, 2015. The change in net sales was driven by a decrease in total average sales price of 2.4%.

Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 5.5% to $96.7 million for the three months ended December 31, 2016 from $91.7 million for the three months ended December 31, 2015. The change in cost of products sold was due primarily to an increase in freight costs related to higher international (non-ANSAC) sales volumes, and an increase in materials costs related to a disproportionately higher deca rehydration (“DECA”) use during the fourth quarter 2016 compared to the fourth quarter 2015.

Year Ended December 31, 2016 compared to Year Ended December 31, 2015
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods:

	Years Ended December 31,		Percent Increase/(Decrease)
($ in millions, except per ton data)	2016	2015

Net sales ($ in millions):
Domestic	$192.6	$194.0	(0.7)%
International	$282.6	$292.4	(3.4)%
Total net sales	$475.2	$486.4	(2.3)%
Sales volumes (thousands of short tons):
Domestic (thousands of short tons)	888.3	851.9	4.3%
International (thousands of short tons)	1,847.4	1,803.5	2.4%
Total soda ash volume sold (thousands of short tons)	2,735.7	2,655.4	3.0%
Average sales price (per short ton):
Domestic	$216.77	$227.78	(4.8)%
International	$152.99	$162.11	(5.6)%
Average	$173.70	$183.18	(5.2)%
Percent of net sales:
Domestic sales	40.5%	39.9%
International sales	59.5%	60.1%
Total percent of net sales	100.0%	100.0%
Net sales. Net sales decreased by 2.3% to $475.2 million for the year ended December 31, 2016 from $486.4 million for the year ended December 31, 2015. The change in net sales was driven by a decrease in total average sales price of 5.2%, partly offset by an increase in soda ash volumes sold of 3.0%.
Cost of products sold. Cost of products sold, including depreciation and amortization expense, increased by 1.6% to $361.7 million for the year ended December 31, 2016 from $356.1 million for the year ended December 31, 2015. The change in cost of products sold was due to a 3.0% increase in soda ash volumes sold, as well as an increase in materials costs related to an increase in the DECA harvesting costs during 2016 compared to 2015, and increased royalty fees from higher royalty rates.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

($ in millions)	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Capital Expenditures
Maintenance	$4.7	$2.3	$10.7	$16.1
Expansion	4.8	5.5	15.5	18.0
Total	$9.5	$7.8	$26.2	$34.1

Operating and Other Data:
Ore to ash ratio (1)	1.57: 1.0	1.55: 1.0	1.50: 1.0	1.52: 1.0

(1) Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.

FINANCIAL POSITION AND LIQUIDITY

As of December 31, 2016 and 2015, we had cash and cash equivalents of $19.7 million and $20.4 million, respectively. In addition, we have $102 million of remaining capacity under our revolving credit facilities. As of December 31, 2016, our leverage and fixed charge coverage ratios, as calculated in Ciner Wyoming Credit Facility, were 1.0 and 1.1, respectively.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash Flows

Cash provided by operating activities was $128.3 million during the year ended December 31, 2016 compared to $150.2 million of cash generated during the year ended December 31, 2015. The decrease in cash provided by operating activities was primarily driven by a decrease of $19.9 million in net income during 2016 compared to 2015 as a result of a decrease in average sales price and higher operating expenses.

Cash provided by operating activities during the year ended December 31, 2016 were partially offset by cash used in investing activities due to capital expenditures of $25.3 million and cash used in financing activities during the year of $103.7 million. The majority of the cash used in financing activities during 2016 was due to distributions paid of $91.7 million and net repayments on revolving credit facility of $12.0 million.

Quarterly Distribution
On January 12, 2017, the Partnership declared its fourth quarter 2016 quarterly distribution of $0.5670 per unit. This represents an increase of 1.7% over the distribution declared for the fourth quarter of 2015. The quarterly cash distribution was paid on February 13, 2017 to unitholders of record on January 31, 2017.

RELATED COMMUNICATIONS

Ciner Resources LP will host a conference call tomorrow, February 17, 2017 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 51694510. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 51694510, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.

ABOUT CINER RESOURCES LP

Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC, (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners LP (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation (“ANSAC”), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. The Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per unit data)	2016	2015	2016	2015

Net sales	$123.1	$126.4	$475.2	$486.4
Operating costs and expenses:
Cost of products sold	89.9	85.1	335.6	332.4
Depreciation, depletion and amortization expense	6.8	6.6	26.1	23.7
Selling, general and administrative expenses	5.1	5.9	23.3	20.0
Loss on disposal of assets, net	0.1	0.2	0.3	0.2
Total operating costs and expenses	101.9	97.8	385.3	376.3
Operating income	21.2	28.6	89.9	110.1
Other income/(expenses):
Interest expense	(0.9)	(1.0)	(3.6)	(4.0)
Other, net	0.1	0.7	—	0.1
Total other income/(expense), net	(0.8)	(0.3)	(3.6)	(3.9)
Net income	$20.4	$28.3	$86.3	$106.2
Net income attributable to non-controlling interest	10.5	14.4	44.9	54.7
Net income attributable to Ciner Resources LP	$9.9	$13.9	$41.4	$51.5
Other comprehensive income/(loss):
Income (loss) on derivative financial instruments	1.8	0.5	0.9	(3.4)
Comprehensive income	22.2	28.8	87.2	102.8
Comprehensive income attributable to non-controlling interest	11.4	14.6	45.3	53.0
Comprehensive income attributable to Ciner Resources LP	$10.8	$14.2	$41.9	$49.8

Limited partner net income per unit (basic and diluted)	$0.49	$0.69	$2.08	$2.58

Weighted average limited partner units outstanding (basic and diluted)	19.6	19.6	19.6	19.6

CINER RESOURCES LP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	December 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$19.7	$20.4
Accounts receivable, net	33.4	33.8
Accounts receivable - ANSAC	46.5	52.2
Accounts receivable - other affiliates	9.0	—
Due from affiliates, net	6.1	11.9
Inventory	19.0	26.4
Other current assets	2.3	2.2
Total current assets	136.0	146.9
Property, plant and equipment, net	256.1	255.2
Other non-current assets	21.0	21.1
Total assets	$413.1	$423.2
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.6	$—
Accounts payable	15.0	13.4
Due to affiliates	4.2	4.6
Accrued expenses	27.7	25.2
Total current liabilities	55.5	43.2
Long-term debt	89.4	110.0
Other non-current liabilities	9.0	6.8
Total liabilities	153.9	160.0
Commitments and Contingencies (See Note 14)
Equity:
Limited partner units - Public and Ciner Holdings (19.7 units issued and outstanding at December 31, 2016 and 19.6 units issued and outstanding at December 31, 2015)	151.0	154.1
General partner unitholders - Ciner GP (0.4 units issued and outstanding at December 31, 2016 and 2015, respectively)	3.9	4.0
Accumulated other comprehensive loss	(1.6)	(2.1)
Partners’ capital attributable to Ciner Resources LP	153.3	156.0
Non-controlling interests	105.9	107.2
Total equity	259.2	263.2
Total liabilities and partners’ equity	$413.1	$423.2

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended December 31,
(In millions)	2016	2015

Cash flows from operating activities:
Net income	$86.3	$106.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	26.5	24.1
Loss on disposal of assets, net	0.3	0.2
Equity-based compensation expense	0.6	1.1
Other non-cash items	0.4	0.8
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - net	0.4	1.7
Accounts receivable - ANSAC	5.7	18.2
Accounts receivable - Affiliates others	(9.0)	—
Inventory	7.0	(3.7)
Other current and other non-current assets	0.2	(0.9)
Due from affiliates - net	5.7	7.7
Increase/(decrease) in:
Accounts payable	1.1	1.8
Due to affiliates	(0.4)	(1.1)
Accrued expenses and other liabilities	3.5	(5.9)
Net cash provided by operating activities	128.3	150.2
Cash flows from investing activities:
Capital expenditures	(25.3)	(35.7)
Net cash used in investing activities	(25.3)	(35.7)
Cash flows from financing activities:
Borrowings on revolving credit facility	15.0	5.0
Repayments on revolving credit facility	(27.0)	(40.0)
Distributions to common unitholders	(22.2)	(21.2)
Distributions to subordinated unitholders	(22.0)	(21.2)
Distributions to general partner	(0.9)	(0.9)
Distributions to non-controlling interest	(46.6)	(46.8)
Net cash used in financing activities	(103.7)	(125.1)
Net (decrease)/increase in cash and cash equivalents	(0.7)	(10.6)
Cash and cash equivalents at beginning of year	20.4	31.0
Cash and cash equivalents at end of year	$19.7	$20.4

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.

Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
($ in millions, except per unit data)
Reconciliation of Adjusted EBITDA to net income:
Net income	$20.4	$28.3	$86.3	$106.2
Add backs:
Depreciation, depletion and amortization expense	6.8	6.6	26.1	23.7
Interest expense	0.9	1.0	3.6	4.0
Restructuring charges (included in selling, general and administrative expenses)	0.5	—	0.5	—
Adjusted EBITDA	$28.6	$35.9	$116.5	$133.9
Less: Adjusted EBITDA attributable to non-controlling interest	14.5	18.0	59.3	67.7
Adjusted EBITDA attributable to Ciner Resources LP	$14.1	$17.9	$57.2	$66.2

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$14.1	$17.9	$57.2	$66.2
Less: Cash interest expense, net attributable to CINR	0.4	0.5	1.6	2.1
Maintenance capital expenditures attributable to CINR (1)	2.8	0.7	5.8	8.4
Distributable cash flow attributable to Ciner Resources LP	$10.9	$16.7	$49.8	$55.7
Cash distribution declared per unit	$0.57	$0.56	$2.27	$2.19

Total distributions to unitholders and general partner	$11.4	$11.1	$45.4	$43.8

Distribution coverage ratio	0.96	1.50	1.10	1.27

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$24.3	$47.2	$128.3	$150.2
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.4)	(0.4)
Equity-based compensation expense	(0.1)	(0.6)	(0.6)	(1.1)
Net change in working capital	3.3	(11.4)	(14.2)	(17.8)
Interest expense	0.9	1.0	3.6	4.0
Other non-cash items - net	$0.3	$(0.2)	$(0.2)	$(1.0)
Adjusted EBITDA	$28.6	$35.9	$116.5	$133.9
Less: Adjusted EBITDA attributable to non-controlling interest	14.5	18.0	59.3	67.7
Adjusted EBITDA attributable to Ciner Resources LP	$14.1	$17.9	$57.2	$66.2
Less: Cash interest expense, net attributable to CINR	0.4	0.5	1.6	2.1
Maintenance capital expenditures attributable to CINR (1)	2.8	0.7	5.8	8.4
Distributable cash flow attributable to Ciner Resources LP	$10.9	$16.7	$49.8	$55.7

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

	Cumulative Four Quarters ended Q4-2016	Q4-2016	Q3-2016	Q2-2016	Q1-2016	Q4-2015
($ in millions, except per unit data)

Reconciliation of Adjusted EBITDA to net income:
Net income	$86.3	$20.4	$23.1	$21.8	$21.1	$28.3
Add backs:
Depreciation, depletion and amortization expense	26.1	6.8	6.6	6.4	6.2	6.6
Interest expense	3.6	0.9	0.9	0.9	0.9	1.0
Restructuring charges (included in selling, general and administrative expenses)	0.5	0.5	—	—	—	—
Adjusted EBITDA	$116.5	$28.6	$30.6	$29.1	$28.2	$35.9
Less: Adjusted EBITDA attributable to non-controlling interest	59.3	14.5	15.6	14.9	14.3	18.0
Adjusted EBITDA attributable to Ciner Resources LP	$57.2	$14.1	$15.0	$14.2	$13.9	$17.9

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$57.2	$14.1	$15.0	$14.2	$13.9	$17.9
Less: Cash interest expense, net attributable to CINR	$1.6	$0.4	$0.4	$0.4	$0.4	$0.5
Maintenance capital expenditures attributable to CINR(1)	$5.8	$2.8	$1.2	$0.8	$1.0	$0.7
Distributable cash flow attributable to Ciner Resources LP	$49.8	$10.9	$13.4	$13.0	$12.5	$16.7

Cash distribution declared per unit	$2.27	$0.57	$0.57	$0.57	$0.56	$0.56

Total distributions to unitholders and general partner	$45.4	$11.4	$11.4	$11.4	$11.3	$11.1

Distribution coverage ratio	1.10	0.96	1.18	1.14	1.11	1.50

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

Contacts:

Ciner Resources LP

Investor Relations
Scott Humphrey
Director of Finance and Treasurer
(770) 375-2387
SHumphrey@ciner.us.com